Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

May 29, 2007

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS

2007 FIRST QUARTER RESULTS

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FIRST QUARTER EPS OF $0.92 EXCEEDS COMPANY GUIDANCE AND CONSENSUS ESTIMATE

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CALVIN KLEIN ROYALTY REVENUES INCREASE 37%

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FULL YEAR EPS GUIDANCE INCREASED

New York, New York - Phillips-Van Heusen Corporation [NYSE:PVH] reported first quarter 2007 net income of $53.0 million, or $0.92 per share, which was $0.07 ahead of its previous earnings guidance.  This represents a 24% improvement over first quarter 2006 non-GAAP earnings per share of $0.74.  (Please refer to the “2006 non-GAAP Exclusions” section in this release.)  First quarter 2006 GAAP net income was $48.7 million, or $0.87 per share.

First quarter 2007 earnings includes $1.9 million of pre-tax income, or $0.02 per share, comprised of a $3.3 million gain associated with the release of cash held in escrow in connection with the sale in the first quarter of 2006 of minority interests in certain entities, offset in part by $1.4 million of start-up costs associated with the Company’s Timberland wholesale sportswear business and Calvin Klein better specialty retail stores.  Aside from this increase to earnings, the first quarter earnings per share improvement was driven by a 17% revenue increase, fueled by a 37% increase in Calvin Klein royalty revenues. Gross margin improved 150 basis points, due principally to the growth in Calvin Klein royalty revenue and strong product sell-throughs in the Company’s wholesale dress shirt and outlet retail businesses.  Partially offsetting these increases was a decrease in gross margin in the Company’s wholesale sportswear business, which was negatively impacted by the overall weak retail environment resulting in slower than planned sell-throughs at customer accounts.

Revenues

Total revenues in the first quarter of 2007 increased 17% to $591.9 million from $506.4 million in the prior year.  Revenues increased 43% in the Company’s Calvin Klein licensing business and 14% in the Company’s combined wholesale and retail business.  The strong increase in the Calvin Klein licensing business was driven by excellent performance in the fragrance business, which experienced the successful global launch of the new CKIN2U fragrance line for both men and women, as well as the continued strength in sales of both the men’s and women’s euphoria fragrance line.  Calvin Klein licensing revenues also increased as a result of royalties generated from the multiple new licensed product categories launched over the past few years and from strong performances in jeans and underwear.  The growth in the Company’s wholesale and retail legacy businesses was primarily due to the newly-acquired neckwear business and comparable store sales growth of 7% in the Company’s outlet retail business.  Due to the 53rd week in fiscal 2006, first quarter 2007 comparable store sales are more appropriately compared with the thirteen week period ended May 7, 2006.  On this shifted basis, comparable store sales increased 4%.

Balance Sheet

Receivables ended the quarter 24% above the prior year level and were in line with the first quarter revenue growth exhibited by the Company’s wholesale and licensing businesses.  Inventories increased 21% to end the quarter on plan and in line with anticipated sales growth for the second quarter.

CEO Comments

Commenting on these results, Emanuel Chirico, Chief Executive Officer, noted, “We are extremely pleased with our first quarter results.  Despite the challenges the overall retail environment has been experiencing, we were able to exceed our previous earnings guidance.  Our diversification strategy of marketing our nationally recognized brands across multiple channels of distribution is working and continues to benefit our bottom line.  The global demand for the Calvin Klein brand continues to grow as we add new product categories and enter new markets.  This comes in addition to strong growth in the Calvin Klein brand’s largest  businesses – fragrance, jeans and underwear.”

Mr. Chirico added, “The integration of the Superba neckwear operations is substantially complete and the performance of this business has exceeded our expectations.  We continue to look forward to the opportunities provided by layering on additional neckwear brands over time, as well as exploiting the benefits of our unique positioning of being able to market dress shirts and neckwear together.”

Mr. Chirico concluded, “We will continue this year to invest significantly in both the people and infrastructure that are necessary to support our multiple new growth initiatives, our heritage brand legacy businesses and our Calvin Klein licensing business.  We feel these investments enhance not only the long-term strength of our brands, but enable us to develop our new initiatives and explore future growth opportunities which support our long-term earnings growth targets.”

2007 Earnings Guidance

Earnings Per Share

For the full year 2007, the Company’s earnings per share estimate is being increased to a range of $3.06 to $3.10 from $3.00 to $3.06.  This represents an increase of 17% to 18% over 2006 non-GAAP earnings per share of $2.62.  For the second quarter of 2007, earnings per share is projected to be $0.61, including approximately $0.03 of start-up costs, which represents an increase of 15% over second quarter 2006 non-GAAP earnings per share of $0.53.

Start-up Costs/Gain on Sale

For the full year 2007, the Company continues to expect to incur net costs of $8.0 million, which is comprised of $11.3 million of start-up costs associated with the Company’s Timberland wholesale sportswear business and Calvin Klein better specialty retail stores, offset in part by the $3.3 million gain associated with the release of cash held in escrow in connection with the sale in the first quarter of 2006 of minority interests in certain entities.

As noted, the first quarter results included $1.9 million of pre-tax income, benefiting from the receipt of cash held in escrow, in comparison to the Company’s original projection of $2.0 million of start-up costs, which did not anticipate the escrow release in the first quarter.  The balance of start-up costs of $9.9 million is now projected to occur relatively evenly over the remaining three quarters of the year.

Revenues

The Company projects total revenues for the full year 2007 to be approximately $2.41 billion, which represents an increase of 15% over 2006.  Second quarter 2007 revenues are expected to be approximately $545 million, which represents an increase of 19% over 2006.

Cash Flow

Cash flow for 2007 is estimated to be $85 million to $90 million, which is after approximately $100 million of capital spending.  The higher level of capital spending, as compared with prior years, is to support the Company’s new business initiatives, as well as for infrastructure investments to support the growth of the existing businesses.

2006 non-GAAP Exclusions

Non-GAAP earnings per share in 2006 excludes (a) a pre-tax gain of $32.0 million associated with the sale on January 31, 2006 by the Company of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia (of which $31.4 million was recorded in the first quarter and $0.7 million was recorded in the second quarter); (b) pre-tax costs of $10.5 million recorded in the first quarter resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama (of which $9.4 million was recorded in the first quarter and $1.9 million was recorded in the second quarter); and (d) an inducement payment of $10.2 million and costs of $0.7 million recorded in the second quarter of 2006 associated with the secondary common stock offering completed in the second quarter of 2006.

Please see reconciliations of GAAP to non-GAAP earnings per share for 2006 in this release.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its first quarter earnings release is scheduled for Wednesday, May 30, 2007 at 11:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode #4915774.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel,  footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

		Quarter Ended
		4/30/06
	Quarter	Results
	Ended	Under		Non-GAAP
	5/6/07	GAAP	Adjustments(1)	Results(1)

Net sales	$520,452	$454,188		$454,188
Royalty revenues	51,606	39,635		39,635
Advertising and other revenues	19,848	12,615		12,615
Total revenues	$591,906	$506,438		$506,438

Gross profit on net sales	$221,119	$190,474		$190,474
Gross profit on royalty, advertising and other revenues	71,454	52,250		52,250
Total gross profit	292,573	242,724		242,724

Selling, general and administrative expenses	207,029	191,029	$(19,932)	171,097

Gain on sale of investments	3,335	31,368	(31,368)

Earnings before interest and taxes	88,879	83,063	(11,436)	71,627

Interest expense, net	4,474	5,568		5,568

Pre-tax income	84,405	77,495	(11,436)	66,059

Income tax expense	31,399	28,750	(4,243)	24,507

Net income	53,006	48,745	(7,193)	41,552

Preferred stock dividends on convertible stock		3,230		3,230

Net income available to common stockholders	$ 53,006	$ 45,515	$ (7,193)	$ 38,322

Diluted net income per common share(2)	$ 0.92	$ 0.87		$ 0.74

(1)

Adjustments for the quarter ended April 30, 2006 consist of (a) a pre-tax gain of $31.4 million associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10.5 million resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; and (c) pre-tax costs of $9.4 million associated with closing the Company’s apparel manufacturing facility in Ozark, Alabama in May 2006.

(2)

Please see Note 2 to the Notes to Consolidated Income Statements for a reconciliation of diluted net income per common share.

Notes to Consolidated Income Statements:

1.

The Company believes presenting non-GAAP results for the quarter ended April 30, 2006 provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Thus, the Company believes that the following items do not represent normal operating items and, as such, has provided reconciliations to present its ongoing results of operations excluding these items: (a) the gain realized in 2006 associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; and (c) costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama.  The Company uses its results excluding these items to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.

2. The Company computed its quarterly diluted net income per common share as follows:

(In thousands, except per share data)

		Quarter Ended
		4/30/06
	Quarter	Results
	Ended	Under	Non-GAAP
	5/6/07	GAAP	Results

Net income	$53,006	$48,745	$41,552

Weighted average common shares outstanding	55,928	43,434	43,434
Weighted average impact of dilutive securities	1,676	1,343	1,343
Weighted average impact of assumed convertible
preferred stock conversion		11,566	11,566
Total shares	57,604	56,343	56,343

Diluted net income per common share	$ 0.92	$ 0.87	$ 0.74

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	May 6,	April 30,
	2007	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 299,732	$ 305,154
Receivables	177,249	142,618
Inventories	281,427	233,471
Other Current Assets	44,015	38,330
Total Current Assets	802,423	719,573
Property, Plant and Equipment	170,767	154,966
Goodwill and Other Intangible Assets	1,019,590	906,107
Other Assets	29,424	25,214
	$2,022,204	$1,805,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 233,463	$ 204,992
Other Liabilities	391,852	374,885
Long-Term Debt	399,541	399,528
Series B Convertible Preferred Stock		161,926
Stockholders’ Equity	997,348	664,529
	$2,022,204	$1,805,860

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

		Quarter Ended
		4/30/06

	Quarter	Results
	Ended	Under		Non-GAAP
	5/6/07	GAAP	Adjustments	Results
Revenues – Wholesale and Retail
Net sales	$520,452	$454,188		$454,188
Royalty revenues	6,372	6,666		6,666
Advertising and other revenues	2,319	1,801		1,801
Total	529,143	462,655		462,655

Revenues – Calvin Klein Licensing
Royalty revenues	45,234	32,969		32,969
Advertising and other revenues	17,529	10,814		10,814
Total	62,763	43,783		43,783

Total Revenues
Net sales	520,452	454,188		454,188
Royalty revenues	51,606	39,635		39,635
Advertising and other revenues	19,848	12,615		12,615
Total	$591,906	$506,438		$506,438

Operating earnings – Wholesale and Retail	$ 71,437	$ 54,306	$ 9,397(2)	$ 63,703

Operating earnings – Calvin Klein Licensing	30,337(1)	49,961	(31,368)(3)	18,593

Corporate expenses	12,895	21,204	(10,535)(4)	10,669

Earnings before interest and taxes	$ 88,879	$ 83,063	$ (11,436)	$ 71,627

(1)

Includes a gain of $3,335 associated with the release of cash held in escrow in connection with the sale in the first quarter of 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(2)

Consists of costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama.

(3)

Consists of the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(4)

Consists of costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliation of GAAP to non-GAAP 2006 Second Quarter and Full Year Diluted Net Income Per Share

Set forth below is the Company’s reconciliations of (i) its 2006 second quarter GAAP diluted net income per share to diluted net income per share excluding the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities, restructuring costs and the May 2006 inducement and offering costs; and (ii) its 2006 full year GAAP diluted net income per share to diluted net income per share excluding the gain, departure and restructuring costs and the May 2006 inducement and offering costs.  The gain, departure and restructuring costs and the inducement and offering costs are described in more detail below.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results.  Thus, the Company believes presenting its results excluding the items listed above for the 2006 second quarter and full year provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise.  The Company uses its results excluding the items listed above to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.  These reconciliations are presented to reconcile second quarter and full year 2006 net income per share to the non-GAAP amounts of $0.53 and $2.62, respectively.  These non-GAAP net income per share amounts are being used as the basis of comparison to the Company’s projections for second quarter and full year 2007 net income per share.

(In thousands, except per share data)

2006 Second Quarter	GAAP		Non-GAAP
	Earnings	Adjustments	Earnings

Net income	$28,953		$28,953

Gain associated with the sale of minority interests in certain entities		$ (675)	(675)
Restructuring costs associated with manufacturing facility closing		1,897	1,897
Tax effect of adjustments		(454)	(454)

Net income as adjusted	28,953	768	29,721

Less:
Inducement payment and offering costs	10,948	(10,948)(1)

Net income available to common stockholders for diluted net income
per share	$18,005	$ 11,716	$29,721

Shares outstanding:
Weighted average common shares outstanding	53,897		53,897
Weighted average impact of dilutive securities	1,135		1,135
Weighted average impact of converted preferred stock		1,398(2)	1,398
Total shares outstanding for calculation	55,032	1,398	56,430

Diluted net income per share	$ 0.33		$ 0.53

2006 Full Year	GAAP		Non-GAAP
	Earnings	Adjustments	Earnings

Net income	$155,229		$155,229

Gain associated with the sale of minority interests in certain entities		$(32,043)	(32,043)
Departure costs associated with Mark Weber, the Company’s former CEO		10,535	10,535
Restructuring costs associated with manufacturing facility closing		11,294	11,294
Tax effect of adjustments		3,789	3,789

Net income as adjusted	155,229	(6,425)	148,804

Less:
Inducement payment and offering costs	10,948	(10,948)(1)
Preferred stock dividends on converted stock	3,230	(3,230)(3)

Net income available to common stockholders for diluted net income
per share	$141,051	$ 7,753	$148,804

Shares outstanding:
Weighted average common shares outstanding	52,110		52,110
Weighted average impact of dilutive securities	1,373		1,373
Weighted average impact of converted preferred stock		3,241(2)	3,241
Total shares outstanding for calculation	53,483	3,241	56,724

Diluted net income per share	$ 2.64		$ 2.62

(1)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in May 2006.  The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million, and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.

(2)

Additional shares which would have been included in the diluted net income per share computation under the if-converted method if the inducement payment and offering costs had not been incurred.

(3)

Elimination of dividends on preferred stock which would not have been included in the diluted net income per share computation under the if-converted method if the inducement payment and offering costs had not been incurred. Eliminating such costs requires a recalculation when applying the if-converted method of calculating diluted net income per share.